UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TherapeuticsMD, Inc.

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THERAPEUTICSMD, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2015

An Annual Meeting of Stockholders of TherapeuticsMD, Inc., a Nevada corporation, will be held at 8:00 a.m., local time, on Thursday, June 11, 2015, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, for the following purposes:

1. To elect directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2014 (“say-on-pay”);

3. To ratify the appointment of Grant Thornton LLP, or Grant Thornton, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2015;

4. To approve an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock from 250,000,000 shares to 350,000,000 shares; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 22, 2015 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may revoke your proxy and vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

/s/ John C.K. Milligan, IV

JOHN C.K. MILLIGAN, IV
Secretary

Boca Raton, Florida

April     , 2015

Page
VOTING AND OTHER MATTERS	1
PROPOSAL ONE ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	10
COMPENSATION DISCUSSION AND ANALYSIS	14
EXECUTIVE COMPENSATION	22
EQUITY COMPENSATION PLAN INFORMATION	28
CERTAIN TRANSACTIONS AND RELATIONSHIPS	28
COMPENSATION COMMITTEE REPORT	30
DIRECTOR COMPENSATION	30
REPORT OF THE AUDIT COMMITTEE	31
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS	32
PROPOSAL TWO ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)	34
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	36
PROPOSAL FOUR APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 250,000,000 SHARES TO 350,000,000 SHARES	37
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS	39
HOUSEHOLDING OF PROXY MATERIALS	40
OTHER MATTERS	40

THERAPEUTICSMD, INC.

6800 Broken Sound Parkway NW, Third Floor

Boca Raton, Florida 33487

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of TherapeuticsMD, Inc., a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Thursday, June 11, 2015, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, Florida 33431.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2014 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2014 Annual Report, and a proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first distributed on or about April 30, 2015 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 11, 2015. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2014 Annual Report for the fiscal year ended December 31, 2014, are available at www.proxyvote.com.

Record Date and Outstanding Shares

Stockholders of record at the close of business on April 22, 2015 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding          shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, at the close of business on April 22, 2015, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. However, whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet or by telephone as instructed on the Notice of Internet Availability of Proxy Materials, or to fill out and return the proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting, revoke your proxy and vote in person.

If, at the close of business on April 22, 2015, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your vote. You are also invited to attend the meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting.

Required Votes

Assuming that a quorum is present, the ten persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of a majority of the votes cast will be required to ratify the appointment of Grant Thornton as the independent auditor of our company for the fiscal year ending December 31, 2015 and to approve an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock. The advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2014 (“say-on-pay”) is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting who will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a brokerage firm, bank, or similar organization indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the ten nominees for director set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for the fiscal year ended December 31, 2014, (3) “for” the ratification of the appointment of Grant Thornton, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2015, (4) “for” the amendment of our amended and restated articles of incorporation to increase the number of authorized shares of our common stock, and (5) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Grant Thornton as the independent auditor of our company for the fiscal year ending December 31, 2015. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the approval of the compensation of our named executive officers, or the amendment of our amended and restated articles of incorporation if they have not received specific instructions from their clients. For your vote to be counted in the above, you now will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, the proposal to ratify the appointment of Grant Thornton as the independent auditor of our company for the fiscal year ending December 31, 2015, or the proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of our common stock, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2014 Annual Report on Form 10-K, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but, except as indicated therein, is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.therapeuticsmd.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.

We will provide, without charge, a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC to each stockholder that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our amended and restated articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at ten. Our bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of ten directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Vote Required

Assuming that a quorum is present, the ten persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

The following table sets forth certain information regarding the nominees for directors of our company.

Name	Age	Position
Tommy G. Thompson	73	Chairman of the Board (1)(2)
Robert G. Finizio	44	Chief Executive Officer, Director
John C.K. Milligan, IV	52	President, Secretary, Director
Brian Bernick, M.D.	46	Chief Clinical Officer, Director
J. Martin Carroll	65	Director
Cooper C. Collins	36	Director (2)
Robert V. LaPenta, Jr.	46	Director (1)(3)
Jules A. Musing	67	Director (2)
Angus C. Russell	59	Director
Nicholas Segal	32	Director (3)

(1)	Member of Nominating and Corporate Governance Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.

Tommy G. Thompson has served as the Chairman of the Board of Directors of our company since May 2012. As the Governor of Wisconsin from January 1987 to February 2001, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform, and for his work toward expanding health care access across all segments of society. As the former Secretary of the U.S. Department of Health & Human Services, or HHS, from February 2001 to January 2005, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. Secretary Thompson was a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, from March 2005 to January 2012, when he resigned to run for the United States Senate. Secretary Thompson has served as an Independent Chairman of the Deloitte Center for Health Solutions, a health care consulting company, from March 2005 to May 2009. At the Deloitte Center for Health Solutions and at Akin Gump, Secretary Thompson built on his efforts at HHS to work toward developing solutions to the health care challenges facing American families, businesses, communities, states, and the nation as a whole. Secretary Thompson has also served as the President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions, from February 2005 to January 2011. Secretary Thompson has served as a Senior Fellow for the Bipartisan Policy Center, a non-profit organization focused on bipartisan advocacy and policymaking, since July 2013. Secretary Thompson also serves as a member of the board of directors for the following public companies: C. R. Bard, Inc. [NYSE: BCR], Centene Corporation [NYSE: CNC], United Therapeutics Corporation [NASDAQ: UTHR], Cytori Therapeutics, Inc. [NASDAQ: CYTX], and Physicians Realty Trust [NYSE: DOC]. Secretary Thompson also served as a member of the boards of directors of CareView Communications, Inc. [OTCQB: CRVW] from July 2005 to January 2014, Cancer Genetics, Inc. [NASDAQ: CGIX] from 2008 to January 2014, Pure Bioscience, Inc. [NASDAQ: PURE] from February 2006 to August 2009, SpectraScience, Inc. [OTCBB: SCIE] from September 2007 to December 2009, AGA Medical Holdings, Inc. [NASDAQ: AGAM] from August 2005 to November 2010, and CNS Response, Inc. [OTCBB: CNSO.OB] from August 2009 to March 2010. We believe Secretary Thompson’s experience in public service, particularly his services and knowledge related to the health care industry as a whole, makes him well suited to serve on our Board of Directors. Secretary Thompson received both his B.S. and J.D. from the University of Wisconsin-Madison.

Robert G. Finizio has served as Chief Executive Officer and a director of our company since October 2011. As co-founder of VitaMedMD, LLC, or VitaMed, our wholly owned subsidiary, Mr. Finizio served as its Chief Executive Officer and a director from April 2008 to October 2011. Mr. Finizio has 16 years of successful early stage company development experience in the health care industry. Mr. Finizio co-founded and served from August 2001 to February 2008 as President of Care Fusion, LLC and then as Chief Executive Officer of CareFusion, Inc., a clinical technology vendor, which was acquired by Cardinal Health, Inc. Mr. Finizio’s early business experience was with Omnicell, Inc. (formerly known as Omnicell Technologies, Inc.), a provider of pharmaceutical supply chain management systems and services, and Endoscopy Specialists, Inc. in the health care IT and surgical space. We believe Mr. Finizio’s intimate knowledge and experience with all aspects of the business, operations, opportunities, and challenges of our company and experience with early stage company development in the health care industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Finizio earned a B.A. from the University of Miami.

John C.K. Milligan, IV has served as President, Secretary, and a director of our company since October 2011. From December 2008 to October 2011, Mr. Milligan served as President and director of VitaMed. Prior to VitaMed, Mr. Milligan co-founded CareFusion, LLC, serving as President and General Manager from August 2001 to February 2008, and then as President and Chief Operating Officer of CareFusion, Inc. From 1997 to 2001, Mr. Milligan was Vice President, Sales and Operations for Omnicell, Inc.. Prior to Omnicell, Mr. Milligan also held executive management positions at Serving Software Inc. and HBO & Co., a health care information systems company, both of which were subsequently acquired by McKesson Corporation. We believe Mr. Milligan’s significant experience in creating, developing and guiding growth-oriented health care companies and knowledge of our business provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Milligan is a graduate of the U.S. Naval Academy.

Dr. Brian Bernick has served as a director of our company since October 2011. Dr. Bernick also has served as the Chief Clinical Officer of our company since November 2013, and as the Chief Medical Officer of our company from February 2012 until November 2013. As co-founder of VitaMed, Dr. Bernick served as a director of VitaMed from April 2008 to October 2011. Dr. Bernick is a practicing and board certified obstetrician/gynecologist with 20 years of clinical medical experience. Dr. Bernick is the past Chairman of the Department of Obstetrics and Gynecology at Boca Raton Regional Hospital and has served as a member of its Medical Executive Board. He has served on the board of directors of the Palm Beach Medical Society and VitalMD Group Holding, LLC, the largest physician-owned and managed group of obstetricians/gynecologists in Florida covering more than 350 physicians/practices. Dr. Bernick is an Assistant Professor of Obstetrics and Gynecology at Florida Atlantic University and provides medical education in conjunction with Emory University and Florida Atlantic University School of Nursing and Medicine. We believe Dr. Bernick’s experience in the obstetrics/gynecology field gives him an understanding of sales channels and the needs and requirements of our customers and provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Dr. Bernick earned a B.A. in economics from Northwestern University and a doctorate in medicine from the Chicago Medical School. He completed his residency at the University of Pennsylvania.

J. Martin Carroll has served as a director of our company since March 2015. Mr. Carroll previously served as President and Chief Executive Officer of Boehringer Ingelheim Corp. (U.S.) from 2003 until 2011. He also served as global head of strategy and development for Boehringer Ingelheim (Germany) from 2009 through 2012 and served as Chairman of the Board for a number of BI companies. Previously, Mr. Carroll held positions of increasing responsibility with Merck & Co. Inc. from 1976 to 2001, including manufacturing, international (Japan) and marketing and sales. He left Merck serving as its Executive Vice President for Customer Marketing and Sales of the U.S. Human Health Division. From 1972 to 1976, Mr. Carroll served in the United States Air Force. Mr. Carroll has previously served on the board of directors for a number of organizations, including Accredo Health Group Inc., Vivus Inc. [NASDAQ: VVUS], Durata Therapeutics Inc. [NASDAQ: DRTX], and Gwynedd Mercy College, as well as PhRMA. He currently serves as a director of Mallinckrodt PLC [NYSE: MNK].

Cooper C. Collins has served as a director of our company since February 2012. Mr. Collins has served as Chief Strategy Officer of Pernix Therapeutics Holdings, Inc. [NASDAQ: PTX], or Pernix, from May 2013 until April 2014, as its President and Chief Executive Officer from March 2010 until May 2013, and as a director from March 2010 until February 2014. Pernix is a specialty pharmaceutical company focused on the sales, marketing, and development of branded and generic pharmaceutical products primarily for the pediatric market. Mr. Collins joined Pernix Therapeutics, Inc., a predecessor of Pernix, in 2002, where he was appointed as a director in January 2007, its President in December 2007, and its Chief Executive Officer in June 2008, serving in those three capacities until March 2010. From December 2005 to December 2007, Mr. Collins served as Vice President of Business and Product Development of Pernix Therapeutics, Inc. and as its Territory Manager from December 2003 to December 2005. Mr. Collins was employed for three years by the National Football League franchise, the New Orleans Saints, in its media relations department. We believe Mr. Collins’ specialty pharmaceutical company knowledge and executive experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. While on a football scholarship, Mr. Collins received a B.A. from Nicholls State University, where he later received an M.B.A.

Robert V. LaPenta, Jr. has served as a director of our company since February 2012. Since August 2011, Mr. LaPenta, Jr. has been a partner of Aston Capital, LLC, a private equity investment firm with a current focus on investments in the aerospace, defense, and intelligence markets. From April 2007 through July 2011, Mr. LaPenta, Jr. served as Vice President of Mergers and Acquisitions and Corporate Strategy for L-1 Identity Solutions, Inc., or L-1, a provider of technology, products, systems and solutions, and services that protect and secure personal identities and assets. During his tenure at L-1, Mr. LaPenta, Jr. assisted L-1 senior management in identifying acquisition candidates and investments while assisting in due diligence, structuring, valuation, execution, and related financing. Prior to L-1, Mr. LaPenta, Jr. spent 13 years as an institutional equity trader focused on health care sector trading for both customer and proprietary accounts. From February 2003 to March 2007, Mr. LaPenta, Jr. served as Managing Director, Co-Head of Equity Trading at Banc of America Securities

LLC where he managed capital commitment, proprietary trading, and risk management within cash trading. Prior to Banc of America Securities LLC, he served as Director or Vice President of Equity Trading with Credit Suisse (previously known as Credit Suisse First Boston), PaineWebber, Inc. (later acquired by UBS AG), and Salomon Smith Barney, Inc. (succeeded by Morgan Stanley). Previously, as a Senior Associate at Coopers & Lybrand LLP, Mr. LaPenta, Jr. assisted with auditing, consulting, due diligence, and SEC reporting. Mr. LaPenta, Jr. is Co-Investment Manager of a $250 million family/friends/partners asset portfolio consisting of individual equities, fixed income, equity options, hedge fund strategies, private equity, and alternative investments. Mr. LaPenta, Jr. also serves as a member of the board of directors of Revolution Lighting Technologies, Inc. [NASDAQ: RVLT], a company engaged in the design, manufacture, marketing and installation of LED lighting systems. We believe Mr. LaPenta, Jr.’s diverse investing background, capital markets knowledge, and his relationships within the financial community provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. LaPenta, Jr. graduated in 1991 from Boston College with a B.A. in Accounting and Finance and is a registered CPA (inactive) in the State of New York.

Jules A. Musing has served as a director of our company since May 2013. In the course of Mr. Musing’s 36-year career in the pharmaceutical and biotechnology industry, specifically at Johnson & Johnson and its affiliates, he has been responsible for the worldwide licensing and acquisition of pharmaceutical and biotechnology products and technologies and the establishment of strategic alliances. This included the establishment of new scientific, technology and product collaborations in various therapeutic areas, the negotiation of licensing and alliance agreements with biotechnology and pharmaceutical companies worldwide, and the partnering, spin-out and out-licensing of company pharmaceutical and biotechnology assets. Prior to moving into those roles, Mr. Musing was Vice President Marketing International for the Janssen Pharmaceutical Group of Companies Worldwide from March 1982 to December 1984; President of Pitman-Moore, Inc., a U.S.-based Johnson & Johnson company from January 1985 to June 1987; Managing Director of Janssen Pharmaceutical in Portugal from July 1987 to March 1990; President of Serono, Inc. in the United States and Executive Vice President with responsibilities for North and South America from April 1990 to January 1993; Member of the board of directors of Ortho Biotech, Inc. from January 1993 to October 1999; and Managing Director of Ortho Biotech in France (a Johnson & Johnson affiliate) from October 1999 to January 2003. From January 2003 to his retirement in September 2010, Mr. Musing served as Vice President, Licensing and Acquisitions for the Pharmaceutical Group at Johnson & Johnson, where he was responsible for the worldwide licensing and acquisition of pharmaceutical and biotechnology products in all therapeutic areas. He has served as a director of Delphi Digital, Inc. since March 2012 and Chairman of the Scientific Board of Advisors for Noble Capital Financial Markets since February 2012. Mr. Musing also served as a director of iBio, Inc. [NYSE MKT: IBIO] from July 2011 to December 2012. We believe Mr. Musing’s more than 36-years’ experience in the pharmaceutical and biotechnology industry, including the establishment of numerous strategic and global partnerships and various new product collaborations provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. Mr. Musing received his Master’s Degree in Biological Sciences from the University of Brussels (Belgium) and his Graduate Degree in Economics and Financial Sciences from the University of Antwerp (Belgium).

Angus C. Russell has served as a director of our company since March 2015. Mr. Russell previously served as Chief Executive Officer of Shire PLC, a biopharmaceutical company, from June 2008 until April 2013. Mr. Russell served as the Chief Financial Officer of Shire from 1999 to 2008 and also served as Executive Vice President of global finance. Prior to joining Shire, Russell served at ICI, Zeneca and AstraZeneca PLC for 19 years, most recently in the role of Vice President, Corporate Finance at AstraZeneca. He is a chartered accountant, having qualified with what is now PriceWaterhouseCoopers LLP. Mr. Russell also serves as a director of Mallinckrodt PLC and BioTime Inc. [NYSE MKT: BTX] and as the chairman of the board of Revance Therapeutics Inc. [NASDAQ: RVNC] Mr. Russell previously served as a director of Shire PLC [NASDAQ: SHPG], Questcor Pharmaceuticals Inc. [NASDAQ: QCOR] and InterMune Inc. [NASDAQ: ITMN].

Nicholas Segal has served as a director of our company since February 2012. Since June 2007, Mr. Segal has served as a director of Seavest Capital Partners, or Seavest, a private investment company that invests in early and growth-stage companies, primarily in the education, health care, consumer technology, and media sectors. Representing investments of Seavest, Mr. Segal previously served as a director of VitaMed from May 2010 until October 2011. Mr. Segal also serves on the board of directors of Tout Industries, Inc., a private company focused on real-time mobile video publishing, and on the board of directors of GlobalEcho Foundation, a non-profit organization focused on environmental education. Mr. Segal founded and currently serves as Chief Executive Officer of Polar Generation, LLC, an early-stage consumer products company. Prior to joining Seavest, Mr. Segal served as a senior analyst in the Finance and Business Development group at ESPN from September 2004 to April 2007. We believe Mr. Segal’s broad base of knowledge in technologies and products directed to the consumer market provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors. He graduated with a B.A. from Duke University in 2004.

Executive Officers

The following table sets forth certain information regarding our executive officers as of December 31, 2014:

Name	Age	Position
Robert G. Finizio	44	Chief Executive Officer, Director
John C.K. Milligan, IV	52	President, Secretary, Director
Daniel A. Cartwright	57	Chief Financial Officer and Treasurer
Mitchell L. Krassan	49	Executive Vice President and Chief Strategy Officer
Michael Donegan	47	Vice President – Finance

Listed below are biographical descriptions of our executive officers. For Mr. Finizio’s and Mr. Milligan’s information, see the description under “Election of Directors” above.

Daniel A. Cartwright has served as Chief Financial Officer and Treasurer of our company since October 2011 and served as Vice President of Finance from October 2011 to April 2013. From July 2011 to October 2011, Mr. Cartwright served as Chief Financial Officer of VitaMed. From May 1996 to July 2011, Mr. Cartwright served as Chief Financial Officer and Executive Vice President of Circle F Ventures, LLC, an Arizona venture capital firm that made investments in more than 50 companies. During the same period, Mr. Cartwright served as Chief Financial Officer and Treasurer of Fleming Securities, formerly a registered broker dealer involved with raising capital for public and private companies. From 1993 to 1996, Mr. Cartwright served as Chief Financial Officer of American Wireless Systems, Inc., a provider of entertainment video services. Mr. Cartwright currently serves as a member of the board of directors of Primetrica, Inc., a private information research company for the telecommunications industry, and formerly served on the board of directors of Antenna Technologies Company, Inc. and WEB Corp. Mr. Cartwright earned his B.S. in Accounting from Arizona State University.

Mitchell L. Krassan has served as Executive Vice President and Chief Strategy Officer of our company since October 2011. From April 2010 to October 2011, Mr. Krassan served as Chief Strategy and Performance Officer of VitaMed. Mr. Krassan has been a partner with EquiMark Limited, a private investment partnership, since October 1997. From November 1994 to July 1997, Mr. Krassan served as Chief Financial Officer and Chief Operating Officer of The Reich Group/Telespectrum Worldwide, a fully integrated direct marketing firm that provided clients expertise in market research and analysis, strategic planning, marketing, creative, and production services, telemarketing and database development. Mr. Krassan earned a B.S. in Accounting from University of Maryland, received his certification as a CPA in the state of Maryland, and earned his M.B.A. in Management from New York University.

Michael Donegan has served as Vice President – Finance of our company since April 2013. Mr. Donegan has a 23-year background in accounting and finance. From August 2012 to April 2013, Mr. Donegan served as an independent consultant exclusively for our company, where he conceptualized, designed and executed our Sarbanes-Oxley 404 compliance program. From August 2007 to August 2012, Mr. Donegan served as an independent consultant designing and implementing Sarbanes-Oxley 404 compliance programs for various non-accelerated filers and executed on pre-designed Sarbanes-Oxley 404 compliance programs for certain large accelerated filers. From January 2005 to August 2007, Mr. Donegan served as an independent consultant exclusively for Tyco International, where he enhanced and executed the Sarbanes-Oxley 404 compliance model with their corporate headquarters group. From November 2001 to December 2004, Mr. Donegan was Manager of Financial Systems at Tyco International at its global headquarters. From 1994 to 2001, Mr. Donegan held various positions in the global consolidation/SEC reporting group at Sensormatic Electronics Corporation culminating with the acquisition of Sensormatic Electronics Corporation by Tyco International in the fall of 2001 when he was the Manager of Financial Systems. Mr. Donegan began his career at Ernst & Young, LLP where he worked in both the audit and tax departments. Mr. Donegan earned his Bachelor of Science in Accounting and his Master of Accounting from the University of Florida.

Non-Executive Officers

Listed below are biographical descriptions of our non-executive officers. For Dr. Bernick’s information, see the description under “Election of Directors” above.

Julia Amadio has served as Chief Product Officer of our company since January 16, 2012. Ms. Amadio has more than 25 years of experience in general management with leading pharmaceutical marketing and product development organizations. From June 2011 to January 2012, Ms. Amadio was President of JMA Consulting, LLC, her own consulting company that she formed in 2008. From June 2009 to May 2011, she served as Global Vice President of Marketing for MeadWestvaco Healthcare Division. Previously, Ms. Amadio was President of a start-up, Patients’ & Consumers’ Pharma, in 2007. She was Vice President of Marketing & Marketing Services with Daiichi Pharmaceutical from 2004 to 2006; Vice President of Aventis Pharmaceutical from 1997 to 2004; Senior Director, New Products Women’s Health at Wyeth from 1991 to 1997; and started her career at J&J’s McNeil Pharmaceutical. Ms. Amadio is an active member and leader in the Healthcare Businesswomen’s Association. She was an adjunct lecturer at St. Joseph’s University in the pharmaceutical MBA program and authored a chapter on Marketing, Market Research and insights in the book Pharmaceutical Development for Woman (Wiley & Sons). Ms. Amadio earned a B.S. in Accounting from St. Joseph’s University and a Masters in Business Administration from Drexel University.

Dr. Sebastian Mirkin has served as the Chief Medical Officer of our company since November 2013. Dr. Mirkin has more than 15 years of experience and leadership in clinical development and medical affairs in women’s health in global pharmaceutical companies. From October 2009 to November 2013, Dr. Sebastian was Clinical Lead and Global Clinical Lead of Women’s Health, Clinical Research at Pfizer. From October 2005 to October 2009, he was Director and Senior Director, Clinical Research, Women’s Health at Wyeth, and from October 2004 to October 2005 he was Global Lead Medical Services, Women’s Health at Organon. Dr Mirkin oversaw the development and successful marketing authorization of several novel medicines, including Duavee®, Conbriza®, Lybrel®, and Premarin Vaginal Cream® in the United States, Europe, and Japan. Dr. Mirkin holds a Doctor in Medicine degree from National University, Argentina. Trained in Obstetrics/Gynecology, Dr. Mirkin completed his fellowship in Reproductive Medicine at The Jones Institute of Reproductive Medicine in Norfolk, Virginia, USA.

Jason Spitz has served as Vice President - Marketing of our company since December 2011. Mr. Spitz has a more than 24-years of marketing, advertising, and general management experience in pharmaceutical and biopharmaceutical markets. From June 2008 to December 2010, Mr. Spitz served as Managing Director, Oncology & Hematology at Beacon Healthcare Communications, a company specializing in pharmaceutical and health care advertising. From September 2004 to June 2008, he served as General Manager, Canada and Commercial Strategy and Development at MGI Pharma (later acquired by Eisai, Inc.), a company specializing in oncology and cancer supportive care products. From February 2004 to September 2004, he served as Vice President of Marketing and Sales at Aesgen, Inc., a company specializing in cancer products and drug delivery systems that was acquired by MGI Pharma. Mr. Spitz began his career at Schering Plough as a sales representative, rising within the organization over 15 years to lead a global pharmaceutical franchise. Mr. Spitz earned his Bachelor of Business Administration in Marketing from The University of Texas at Austin and his Master of Business Administration in Pharmaceutical Studies from Fairleigh Dickinson University.

Christian Bloomgren has served as Vice President - Sales of our company since June 2011. Mr. Bloomgren has more than 14 years of leadership experience in the pharmaceutical, bio-technology, and diagnostic industry. From 2005 to 2011, Mr. Bloomgren served as Region Manager at ViaCell, Inc., a biotechnology company dedicated to enabling the widespread application of human cells as medicine, later acquired by PerkinElmer, Inc. While at ViaCell, Mr. Bloomgren built a successful national sales channel and helped lead the Specialty Diagnostics business. From 2000 to 2002, Mr. Bloomgren served as a specialty Account Manager at Eli Lilly & Co. and from 2002 to 2005 as District Manager at KV Pharmaceutical. Mr. Bloomgren served as an Officer in the United States Air Force and holds a Bachelor of Science degree from California State University and a Master of Science degree from Troy State University.

Marlan Walker has served as our Corporate and Intellectual Property Counsel since June 2013. Mr. Walker’s experience is focused in the life science industries, including long-term portfolio strategy and management, patent preparation and prosecution, contract negotiation and drafting, life-cycle management, and Hatch-Waxman. After law school, he took a position at Greenberg Traurig, LLP in August 2005. In March of 2009, he moved to Luce Forward Hamilton & Scripps. Mr. Walker accepted an in-house position as Intellectual Property Counsel for Medicis Pharmaceutical Corp. in June 2011, which was acquired by Valeant Pharmaceutical International, Inc. in December 2012. In February 2013, Mr. Walker accepted a position at Kilpatrick Townsend & Stockton, but chose to move in-house again in June 2013, when he accepted a position at our company. Mr. Walker graduated from Arizona State University’s Sandra Day O’Conner College of Law with his J.D. in 2004, and an LL.M. in Intellectual Property Law at The George Washington University Law School in 2005. He holds a Master’s Degree in Molecular Biology and a Bachelor of Science degree, both earned from Brigham Young University.

CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on the NYSE MKT. Under the rules of the NYSE MKT, independent directors must comprise a majority of a listed company’s board of directors.

Our Board of Directors has affirmatively determined, after considering all the relevant facts and circumstances, that each of Messrs. Thompson, Carroll, Collins, LaPenta, Jr., Russell and Segal, is an independent director, as “independence” is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE MKT, because they do not have a relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Accordingly, a majority of our directors are independent, as required under the applicable NYSE MKT rules. Messrs. Finizio, Milligan, and Musing and Dr. Bernick are not considered independent directors because of their executive positions with our company. There are no family relationships among any of our directors or officers.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.therapeuticsmd.com, the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by the SEC or NYSE MKT regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which non-employee directors will meet without the presence or participation of management, with at least one of such sessions including only independent directors. Mr. Thompson, as the Chairman of our Board of Directors, chairs the executive sessions.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each consisting entirely of independent directors.

Audit Committee

The purpose of the Audit Committee is to oversee our financial and reporting processes and the audits of our financial statements and to provide assistance to our Board of Directors with respect to its oversight of the integrity of our financial statements, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting process and audits of our financial statements on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; reviews accounting and financial controls with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. LaPenta, Jr., Segal, and Collins, each an independent director of our company under the NYSE MKT rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. LaPenta, Jr. serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. LaPenta, Jr. (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and other executive officers and discharging the responsibilities of our Board of Directors relating to our compensation programs. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. The Compensation Committee currently consists of Messrs. Collins and Thompson, with Mr. Collins serving as Chairman. Mr. Musing served on the Compensation Committee until June 23, 2014.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to us.

Our Nominating and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by the rules adopted by the SEC is submitted in writing in a timely manner addressed and delivered to our corporate secretary at the address of our executive offices set forth in this proxy statement. The Nominating and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

All nominees for election to our Board of Directors at our Annual Meeting of Stockholders are current directors of our company. Messrs. Carroll and Russell, who were appointed to our Board of Directors in March 2015 upon the recommendation of our Nominating and Corporate Governance Committee, were recommended to our Nominating and Corporate Governance Committee by the Blaise Group International, one of our independent compensation consultants.

The members of the Nominating and Corporate Governance Committee are Messrs. Thompson and LaPenta, Jr. Mr. Thompson serves as Chair.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as debt and equity placements and product introductions.

The committees of our Board of Directors assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominating and Corporate Governance Committee oversees governance-related risks, such as director independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board of Directors provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended December 31, 2014, Messrs. Collins, Thompson, and Musing served as members of the Compensation Committee. On June 23, 2014, Mr. Musing stepped down from the Compensation Committee.

None of Messrs. Collins, Thompson, or Musing have been at any time one of our officers or employees or had any relationship with us that requires disclosure under Item 404 of Regulation S-K under the Exchange Act.

During the fiscal year ended December 31, 2014, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or stock-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2014. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.

During the fiscal year ended December 31, 2014, the Audit Committee held four formal meetings; the Compensation Committee held three meetings; and the Nominating and Corporate Governance Committee held one meeting.

Annual Meeting Attendance

We encourage our directors to attend each annual meeting of stockholders. To that end, we have scheduled a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended the annual meeting of stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of TherapeuticsMD, Inc. at the address set forth in this proxy statement c/o any specified individual director or directors. Any such letters are forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

Our Board of Directors has appointed a Compensation Committee, consisting of independent members of the Board of Directors, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine or recommend to the Board of Directors the compensation of our Chief Executive Officer based on this evaluation. The Compensation Committee also recommends to the Board of Directors, or as directed by the Board of Directors, determines and approves, the compensation of our other executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals as they exist from time to time.

Our compensation program for executive officers consists primarily of base salaries, cash incentive bonuses, and long-term incentives in the form of stock-based awards, which may include time-based or performance-based stock options and other stock-based awards. Executives also participate in various other benefit plans, including medical and retirement plans that generally are available to all of our employees. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation.

Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives, with base salaries generally set at levels below those of our peer companies taking into account the possibility of the receipt by our executives of cash performance-based incentive bonuses. Cash incentive bonuses are designed to reward individuals for performance based on certain aspects of our company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year to year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers assuming relatively equal achievement of performance targets.

We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our pay-for-performance philosophy and have been consistent with our performance.

Results of Say-on-Pay Vote

At our Annual Meeting of Stockholders in August 2013, we conducted our first stockholder advisory vote on the compensation of our named executive officers (commonly referred to as a “Say-on-Pay” vote). Our stockholders approved the 2012 compensation of our named executive officers, with approximately 98% of the votes cast in favor of our Say-on-Pay proposal, while approximately 2% were voted against our Say-on-Pay proposal. In addition, at our Annual Meeting of Stockholders in August 2013, a majority of our stockholders supported the recommendation of our Board of Directors to hold an annual vote on the compensation of our named executive officers. As a result of the support received for its recommendation, our Board of Directors determined to hold a vote on executive compensation annually.

At our 2014 Annual Meeting of Stockholders, our stockholders approved the 2013 compensation of our named executive officers, with approximately 96.3% of the votes cast in favor of our Say-on-Pay proposal, while approximately 3.6% were voted against our Say-on-Pay proposal. Following our 2014 Annual Meeting of Stockholders, the Compensation Committee and the Board of Directors reviewed the results of the Say-on-Pay vote and concluded that the structure of our executive compensation program during 2014 was operating as anticipated. Consequently, the Compensation Committee and the Board of Directors did not make any additional significant changes to our executive compensation program, or their decision-making process, in 2014, other than as described herein to further emphasize our company’s pay-for-performance philosophy, to minimize the effect of stock volatility on executive compensation, to further encourage our employees to remain in our employ, and to continue to effectively manage the total number of shares of our common stock issuable under equity awards.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines, or recommends to the Board of Directors for determination, the compensation of our Chief Executive Officer and our other executive officers. At least annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and determines, or recommends to the Board of Directors for determination, the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee and the Board of Directors, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. Based on the determinations of our Compensation Committee and the Board of Directors after receiving recommendations from our Chief Executive Officer, when applicable, our Compensation Committee and the Board of Directors determines the compensation for our other executive officers. Our Compensation Committee may also receive input from independent compensation consultants that it may engage from time to time.

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of some of our Compensation Committee meetings. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. Our Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. Although the participation of the Chief Executive Officer could influence performance targets and individual goals, including his own, the Compensation Committee, rather than our Chief Executive Officer, makes decisions regarding individual and corporate goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we periodically review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. We use peer group information as a point of reference, but do not benchmark or target our compensation levels against our peer group.

From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants; our compensation consultants report directly to our Compensation Committee; and our compensation consultants do not perform any other services for our company.

For example, the Compensation Committee engaged Compensia, Inc. in 2012 and Blaise Group International in 2013, two nationally recognized compensation firms, to assist us in connection with developing our incentive compensation program on a going forward basis. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia or Blaise Group, and neither Compensia nor Blaise Group provided any services to our company during the years in which they were engaged other than services provided in connection with our incentive compensation program. In accordance with the requirements of applicable SEC rules and the listing standards of the NYSE MKT, the Compensation Committee has reviewed the independence of Compensia and Blaise Group and has determined that Compensia and Blaise Group meet the independence criteria established under such rules and listing standards.

Compensation Elements

Base Salary

We set base salaries at a level sufficient to attract, retain, and motivate our executives taking into account the fact that our executives have the opportunity to receive significant incentive compensation if they are able to achieve performance goals set from time to time. Base salaries for executive officers are established based on an executive’s position, responsibilities, skills, and experience. In determining base compensation, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The evaluation of the Compensation Committee and the Board of Directors of the foregoing factors is subjective, and the Compensation Committee and the Board of Directors do not assign a particular weight to any factor. Our base salaries tend to be lower than those of our peer companies that do not place as much emphasis as we do on paying for performance.

Cash Incentive Compensation

Cash incentive compensation reflects our pay-for-performance philosophy. Our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals and objectives for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and reviewing the corporate performance measures and individual performance objectives for the fiscal year. We may establish objective performance criteria when setting performance goals for the cash incentive compensation program for a particular year or may utilize subjective factors. These performance criteria may include a wide range of factors, including filing Initial New Drug Applications with the Federal Drug Administration, or the FDA, beginning clinical trials, receiving New Drug Approvals from the FDA, reaching sales goals, or cash flow from operations. The performance criteria may vary on a year-to-year and executive-by-executive basis depending on the goals then deemed important for our company as a whole and for the particular executive officer and may be established for all or a portion of a year or for multiple years. We attempt to set each of our performance goals at a level that can be realistically achieved, but at a level that is challenging and consistent with achieving the desired corporate goal. In establishing performance goals, our Compensation Committee and the Board of Directors also may take into consideration prevailing as well as expected future economic conditions affecting our company’s business and industry.

Stock-Based Awards

We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to benefit from a significant position in our common stock. We have no ongoing policy for allocating among different types of stock-based awards. Therefore, we maintain the flexibility to grant each type of stock-based award. Among other factors, the amount and type of stock-based awards granted takes into account stock-based awards previously granted to an individual and the equity held by the individual. Stock based compensation typically vests over a period of multiple years to encourage executive retention and emphasize long-term performance and may also include specific performance metrics to be earned. Our Board of Directors grants stock-based awards at regularly scheduled meetings of the board after reviewing allocations recommended by the Compensation Committee following advice from the committee’s compensation consultants, an analysis of peer companies, specific goals to be achieved, and a wide range of other factors. See “Executive Compensation — Fiscal Year 2014 Summary Compensation Table.”

Other Benefits

Executive officers are eligible to participate in benefit programs designed for all of our full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Policies for the Pricing and Timing of Stock-Based Grants

Our Board of Directors sets the price of all stock-based awards at the closing price of our stock on the NYSE MKT on the date of grant. Our Board of Directors grants stock-based compensation at regularly scheduled meetings each year. In the case of new hires, our Board of Directors generally grants stock-based awards on start dates, which are determined by the date the employee reports for service.

Employment Agreements

Each of Messrs. Finizio, Milligan, and Cartwright is a party to an employment agreement with us, which provides for designated base salaries plus time-based stock options, the right to reserve performance-based options, and annual short-term incentive compensation bonuses. Each of the employment agreements provides for benefits in the event of certain changes in control of our company. These arrangements have no effect on our compensation arrangements absent a change in control. See “Executive Compensation — Employment Agreements.”

Fiscal 2014 Compensation

Use of Market Data

In determining the compensation of our executive officers, including our named executive officers, we consider compensation levels in our geographic areas, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors that enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. In addition, we periodically review compensation levels of a peer group of companies and consider broader market trends. We use peer group and other information as a point of reference, but do not benchmark or target our compensation levels against our peer group or other factors. We developed our compensation peer group using the following selection criteria:

•	Industry: Companies that compete in the biotech and pharmaceutical industries.

•	Revenue: Companies with revenue of between approximately $2.3 million and $311.1 million at the time of selection.

•	Market Capitalization: Companies with a market capitalization of between approximately $325 million and $1.49 billion at the time of selection.

We have selected the following compensation peer group:

Accorda Therapeutics, Inc.	Cadence Pharmaceuticals Inc.[1]	InterMune
AMAG Pharmaceuticals, Inc.	Dendreon Corporation	Orexigen Therapeutics, Inc.
Amarin Corp plc	Dyax Corp.	Spectrum Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Exelixis, Inc.	VIVUS Inc.
Avanir Pharmaceuticals, Inc.(1)	Halozyne Therapeutics, Inc.

(1)	Avanir Pharmaceuticals, Inc. and Cadence Pharmaceuticals Inc. were acquired in January 2015 and March 2014, respectively, but were included in our compensation peer group at the time that our 2014 compensation program was enacted.

Base Compensation

Our named executive officers received base compensation for 2014 in accordance with their respective 2014 compensation plans as recommended by the Compensation Committee and approved by the Board of Directors. As is our practice, we set base salaries for our executive officers at the beginning of the year, increasing the 2014 base salary of (i) Mr. Finizio from $355,100 in 2013 to $550,000 in 2014, (ii) Mr. Milligan from $288,100 in 2013 to $350,000 in 2014, (iii) Mr. Cartwright from $257,100 in 2013 to $345,000 in 2014, (iv) Mr. Krassan from $200,000 in 2013 to $213,200 in 2014, and (v) Mr. Donegan from $115,000 in 2013 to $150,000 in 2014. These increases were instituted as a result of our base salaries generally being below the 25th percentile of our peer group and reflected the enhancement of our strategic position in the marketplace, and the strengthening of our capitalization and cash position throughout the prior year. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal Year 2014 Summary Compensation Table.”

Annual Performance-Based Cash Bonus Plan

We use annual performance-based cash bonuses to motivate our executive officers to achieve our annual objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic goals. In addition, the Compensation Committee and the Board of Directors establish individual performance objectives for each of our named executive officers. The payment of these bonuses is based upon the achievement of one or more corporate and individual performance objectives.

Target Bonus Opportunities

The Compensation Committee and the Board of Directors determined that the target annual cash bonus opportunities for each of our named executive officers for fiscal 2014 should be based on a percentage of such named executive officer’s base salary. The target annual cash bonus opportunity established for each named executive officers for fiscal 2014 was as follows:

Executive Officer	Annualized Fiscal 2014 Base Salary	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Annualized Target Annual Cash Bonus Opportunity (as a dollar amount)
Robert G. Finizio	$550,000	70%	$385,000
John C.K. Milligan, IV	$350,000	35%	$122,500
Daniel A. Cartwright	$345,000	35%	$120,750
Mitchell L. Krassan	$200,000	10%	$20,000
Michael Donegan	$150,000	13%	$20,000

In setting these target annual cash bonus opportunities for our named executive officers, the Compensation Committee and the Board of Directors exercised their judgment and considered several factors, including our overall financial and operational results for the prior fiscal year, the prior performance of each individual named executive officer, the named executive officers’ potential to contribute to our long-term strategic success, the named executive officers’ roles and responsibilities, the named executive officers’ individual experience and skills, competitive market practices for annual bonuses, and, for our other named executive officers, the recommendations of our Chief Executive Officer.

Corporate Performance Measures

For fiscal 2014, our Compensation Committee and the Board of Directors selected several components to measure performance that best supported our annual operating plan and enhanced long-term value creation. As determined by the Compensation Committee and the Board of Directors, our executive officers were eligible to receive bonus payments based on specific corporate performance measures for fiscal 2014. Our Board of Directors set these target levels to be aggressive, yet achievable, with diligent effort during the fiscal year.

The corporate performance measures for fiscal 2014 were as follows: (i) increase the value of the company’s intellectual property through additional patent filings and allowances and continued development of the company’s SYMBODA platform; (ii) improve the company’s balance sheet by raising additional funds earmarked to finish clinical trials of the company’s drug candidates and move the candidates through the FDA approval process; (iii) begin the phase 3 trial for the company’s vulvar and vaginal atrophy drug candidate; (iv) increase revenue and cash flow from the company’s vitaMedMD business; and (v) continue the clinical trial process on our combination estradiol and progesterone drug candidate for the treatment of vasomotor symptoms due to menopause and our progesterone only formulation for the treatment of secondary amenorrhea.

Individual Performance Objectives

Consistent with our compensation philosophy of rewarding individual performance, our Chief Executive Officer also developed and recommended to the Compensation Committee and the Board of Directors a series of individual performance objectives for our named executive officers, which he deemed to be integral to the achievement of our annual operating plan. These objectives were approved by the Compensation Committee and the Board of Directors. The Compensation Committee and the Board of Directors determined the individual performance goals that should be used to assess the performance of our Chief Executive Officer.

For purposes of the fiscal 2014 annual performance-based cash bonuses, the individual performance goals for each of our named executive officers were as follows:

•	Mr. Finizio – Achieve our fiscal 2014 drug development plan, including continued enrollment in clinical trials, initiate a new phase 3 clinical trial, support our business growth objectives, evaluate and drive long-term corporate strategies and market opportunities, and foster an environment of high integrity and ethics.

•	Mr. Milligan – Expand market position, refine the sales and marketing organization to create positive cash flow, continued enrollment in clinical trials, initiate a new phase 3 clinical trial, develop market opportunities, and support the achievement of our fiscal 2014 annual operating plan.

•	Mr. Cartwright – Support our business growth objectives with appropriate processes and controls, empower continued enrollment in clinical trials, initiate a new phase 3 clinical trial, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

•	Mr. Krassan – Provide leadership and direction with account strategies designed to develop and expand strategic customer relationships and assess organizational strengths and development opportunities including plans to drive sales team operational improvements.

•	Mr. Donegan – Provide leadership and direction, monitor and review financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

Further, after the end of the fiscal year, our Chief Executive Officer evaluated each named executive officer’s progress towards the achievement of the executive’s individual performance objectives. In the case of our Chief Executive Officer, the Compensation Committee and the Board of Directors evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2014 Bonus Decisions

The bonus payments for each of our named executive officers were determined based on a subjective assessment by the Compensation Committee and the Board of Directors of success in achieving the corporate performance measures and the individual performance objectives, after considering the recommendations of our Chief Executive Officer for named executive officers other than himself.

Based on both our corporate performance for fiscal 2014 and each named executive officer’s individual performance during the year, the following bonus payments were made to our named executive officers for fiscal 2014:

Executive Officer	Total Cash Bonus Payments for Fiscal 2014
Robert G. Finizio	$—
John C.K. Milligan, IV	$—
Daniel A. Cartwright	$—
Mitchell L. Krassan	$20,000
Michael Donegan	$20,000

In September 2014, three of our named executive officers, Messrs. Finizio, Milligan, and Cartwright, informed the Compensation Committee that they would not accept any cash bonuses for 2014 unless and until the company was able to complete an additional corporate financing transaction. Since no such corporate financing transaction had been completed by the end of fiscal 2014, no cash bonuses were accrued for these named executive officers as of December 31, 2014. Following the completion of our underwritten public offering of common stock in February 2015, the Compensation Committee awarded Messrs. Finizio, Milligan, and Cartwright cash bonuses equal to their full target bonus opportunities for fiscal 2014 in the amounts of $385,000, $122,500, and $120,750, respectively.

Stock-Based Awards

For fiscal 2014, our stock-based incentive compensation grants for our named executive officers took the form of stock options. During fiscal 2014, we granted stock options to purchase 45,000 shares of our common stock to Mr. Milligan and 75,000 shares of our common stock to Mr. Krassan and 50,000 shares to Mr. Donegan. No stock-based grants were made in fiscal 2014 to Mr. Finizio or to Mr. Cartwright in view of the sizable grants made to them in previous fiscal years. See “Executive Compensation — Fiscal Year 2014 Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End 2014” tables for further information on equity awards granted to and held by each of our named executive officers.

Each officer forfeits the unearned or unvested portion, if any, of the stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors or as provided in an applicable employment agreement, and any awards that are not earned at the conclusion of the performance period will be forfeited. For Messrs. Finizio, Milligan, and Cartwright, stock-based awards vest upon termination upon death or “disability,” termination by our company without “cause,” resignation by the officer for “good reason,” and a “change in control” of our company (as such terms are defined in the employment agreements).

Severance and Change in Control Benefits

We have severance and change in control benefits for our executive officers that are documented in their respective employment agreements. We believe that these benefits were necessary to attract our executives and that the change in control benefits are in the best interests of our company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of a change in control. For further details see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effect of our compensation. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m), including such awards granted pursuant to the Amended and Restated 2012 Stock Incentive Plan, or the 2012 Plan.

Our compensation arrangements with our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended December 31, 2014.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G and 4999 during fiscal 2014, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation - Stock Compensation,” or ASC 718. In determining stock-based awards, the Compensation Committee considers the potential expense of these awards under ASC 718 and the impact on our earnings per share.

EXECUTIVE COMPENSATION

Fiscal Year 2014 Summary Compensation Table

The following table lists the compensation of our company’s principal executive officer, principal financial officer, and each of our two other most highly compensated executive officers who were serving as executive officers on December 31, 2014, the end of our last completed fiscal year. We refer to these executive officers in this proxy statement as our named executive officers. The following information includes the dollar value of base salaries, bonus awards, the number of non-qualified options granted, and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Year	Salary		Bonus(1)		Option Awards(2)			Non-Equity Incentive Plan Compensation(3)		All Other Compensation			Total
Robert G. Finizio. Chief Executive Officer	2014 2013 2012	$ $ $	550,000 355,100 194,288	$	— 93,214 —	$	— — 1,442,384	(4)	$	— 124,285 —	$ $ $	64,962 44,223 19,111	(5) (5) (5)	$ $ $	614,962 616,822 1,655,783

John C.K. Milligan, IV(6) President and Secretary	2014 2013 2012	$ $ $	350,000 288,100 181,404	$	— 75,626 —	$ $ $	139,099 57,478 1,344,068	(7) (7) (7)	$	— 86,430 —	$ $ $	65,001 43,346 18,184	(8) (8) (8)	$ $ $	554,100 550,980 1,463,369

Daniel A. Cartwright Chief Financial Officer and Treasurer	2014 2013 2012	$ $ $	345,000 257,100 184,715	$	— 67,489 —	$	— — 857,547		$	— 76,830 —	$ $ $	12,379 8,111 7,814	(9) (9) (9)	$ $ $	357,379 409,530 1,068,076

Mitchell L. Krassan Executive Vice President and Chief Strategy Officer	2014 2013 2012	$ $ $	213,200 200,000 120,451		— — —		$197,917 — —		$ $	20,000 16,711 —	$ $ $	12,379 8,429 1,336	(9) (9) (9)	$ $ $	443,496 225,140 121,787

Michael Donegan(10) Vice President of Finance	2014		$150,000		—		$161,210			$20,000		$10,364	(9)		$341,574

(1)	The amounts shown in this column for fiscal 2013 represent corporate performance measures bonuses. See “Compensation Discussion and Analysis — Compensation Elements — Cash Incentive Compensation” for more information.
(2)	The valuation methodology used to determine the fair value of the options granted during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718-10. The Black-Scholes-Merton model requires the use of a number of assumptions, including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options. For further information, see “Note 10 — Stockholders’ Equity” included in the financial statements included in our Annual Report on Form 10-K.
(3)	Amounts in this column for fiscal 2014 represent the amounts earned and payable under our 2014 annual performance-based cash bonus plan, which were earned and payable in fiscal 2014 but not paid until after the end of fiscal 2014. For Messrs. Finizio, Milligan, and Cartwright, amounts in this column for fiscal 2014 exclude cash bonuses in the amounts of $385,000, $122,500, and $120,750, respectively, that were paid in fiscal 2015 following the completion of our underwritten public offering of common stock in February 2015 as a result of such officers’ determination not to accept any cash bonuses for fiscal 2014 unless and until the company was able to complete an additional corporate financing transaction. Amounts in this column for fiscal 2013 represent the amounts earned and payable under our 2013 annual performance-based cash bonus plan, which were earned and payable in fiscal 2013 but, except for Mr. Krassan, not paid until after the end of fiscal 2013. For a description of our 2014 cash incentive plan and amounts earned thereunder, see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Annual Performance-Based Cash Bonus Plan.”
(4)	Includes $53,525 of stock options granted to Mr. Finizio in connection with his service on our Board of Directors.

(5)	Consists of (i) health insurance premiums paid on Mr. Finizio’s behalf and (ii) annual cash retainer fees earned by Mr. Finizio for his services on our Board of Directors in the amounts of $50,000 for 2014 and $28,000 for 2013.
(6)	This table does not include the grant of a warrant underlying 61,372 shares of common stock granted in connection with a promissory note.
(7)	Includes $139,099, $57,478 and $80,287 in stock options for 2014, 2013 and 2012, respectively, granted to Mr. Milligan in connection with his service on our Board of Directors.
(8)	Consists of (i) health insurance premiums paid on Mr. Milligan’s behalf, (ii) a $5,100 car allowance, and (iii) a $50,000 for 2014 and $28,000 in 2013 as an annual cash retainer fee earned by Mr. Milligan for his services on the Board of Directors
(9)	Consists of health insurance premiums paid on the named executive officer’s behalf.
(10)	Mr. Donegan was appointed our Vice President of Finance during 2014.

Fiscal Year 2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)	Maximum ($)
Robert G. Finizio	—	—	$385,000	—	—		—	—
John C.K. Milligan, IV	—	—	$122,500	—	—		—	—
	01/06/2014	—	—	—	45,000	(3)	$5.05	$139,099
Daniel A. Cartwright	—	—	$120,750	—	—		—	—
Mitchell L. Krassan	—	—	$20,000	—	—		—	—
	11/21/2014				75,000		$4.01	$197,917
Michael Donegan	—	—	$20,000	—	—		—	—
	07/09/2014	—	—	—	50,000		$5.01	$161,210

(1)	Our fiscal 2014 annual performance-based cash bonus plan had no threshold or maximums. The amounts reflect the applicable target incentive cash compensation opportunity for our named executive officers under our fiscal 2014 annual performance-based cash bonus plan. All such awards have been paid, and the actual amounts paid are set forth under the “Non-Equity Incentive Plan Compensation” in the Fiscal Year 2014 Summary Compensation Table above. Our fiscal 2014 annual performance-based cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Annual Performance-Based Cash Bonus Plan.”
(2)	The amounts shown in this column represent the grant date fair value for stock option awards granted to our named executive officers during the covered year calculated in accordance with ASC 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014. We calculated the estimated value of the award based on the closing stock price of our common stock on the date of grant.
(3)	Consists of stock options granted to Mr. Milligan in connection with his service on our Board of Directors.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at December 31, 2014.

Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options			Option Exercise Price		Option Expiration Date
			Exercisable		Unexercisable
Robert G. Finizio	01/01/2009 02/27/2012 04/16/2012 11/30/2012	(1) (2) (3) (4)	1,472,910 300,000 50,000 200,000	(5)	— — — 100,000	$ $ $ $	0.10 2.20 2.55 3.00	01/01/2019 02/27/2022 04/16/2022 11/30/2022

John C.K. Milligan, IV	01/01/2009 02/27/2012 04/16/2012 11/30/2012 05/02/2013 01/05/2014	(1) (2) (3) (4) (6) (7)	2,052,225 300,000 75,000 533,333 50,000 45,000		— — — 266,667 — —	$ $ $ $ $ $	0.10 2.20 2.55 3.00 2.80 5.05	01/01/2019 02/27/2022 04/16/2022 11/30/2022 05/02/2023 01/05/2024

Daniel A. Cartwright	10/21/2011 11/30/2012	(8) (4)	225,000 466,666		75,000 233,334	$ $	0.38 3.00	10/21/2021 11/30/2022

Mitchell L. Krassan	05/01/2010 09/01/2010 11/21/2014	(9) (10) (11)	165,703 736,455 —		— — 75,000	$ $ $	0.19 0.20 4.01	05/01/2020 09/01/2020 11/20/2024

Michael Donegan	06/21/2013 07/09/2014	(12) (13)	25,000 —		50,000 50,000	$ $	2.98 5.01	06/20/2023 07/08/2024

(1)	The stock options granted on January 1, 2009 vested monthly on the first of each month over three years.
(2)	The stock options granted on February 27, 2012 vested in full on February 27, 2013.
(3)	The stock options granted on April 16, 2012 vested in full on December 31, 2012.
(4)	The stock options granted on November 30, 2012 vest annually on November 8 over three years.
(5)	Mr. Finizio was initially granted stock options to purchase 900,000 of our common stock; however, on May 8, 2013, Mr. Finizio agreed to relinquish his right to receive 600,000 shares of our common stock underlying these stock options.
(6)	The stock options granted on May 2, 2013 vested in full on December 31, 2013.
(7)	The stock options granted on January 5, 2014 vested in full on December 31, 2014.
(8)	The stock options granted on October 21, 2011 vest annually over four years on the anniversary of the grant date.
(9)	The stock options vested in full on May 1, 2011.
(10)	The options granted on September 1, 2010 vested monthly over three years on the first day of each month following the first month after the date of grant.
(11)	This option was granted November 21, 2014 and will vest annually over 4 years on the anniversary of the grant date.
(12)	This option was granted June 21, 2013 and will vest annually over 3 years on the anniversary of the grant date.
(13)	This option was granted July 9, 2014 and will vest annually over 4 years on the anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2013

During fiscal 2014, four of our named executive officers acquired shares upon the exercise of stock options or the vesting of stock awards.

Name	Option Awards
	Number of Shares Acquired Upon Exercise (#)	Value Realized On Exercise ($) (1)
Robert G. Finizio	31,526	$25,221
John C.K. Milligan, IV	20,000	$75,364
Daniel A. Cartwright	40,000	$139,600
Mitchell L. Krassan	22,500	$144,238
Michael Donegan	—	—

(1)	Calculated based on the sales price received by the named executive officer upon the sale of the shares of our common stock acquired upon the exercise of such stock options less the exercise price of such options.

Post-Employment Compensation

Pension Benefits

We do not offer any defined benefit pension plans for any of our employees. We have a 401(k) plan in which employees may participate.

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and tax-qualified Section 401(k) retirement savings plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered in determining the compensation of our executive officers.

Employment Agreements

Robert G. Finizio has a three year employment agreement that commenced November 8, 2012, which calls for (i) a time-based ten-year stock option, or the “Time-Based Option,” granted and issued on November 30, 2012 , or the “Date of Grant,” to purchase 900,000 shares of our common stock with the exercise price equal to $3.00, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a performance-based ten-year stock option, or the “Performance-Based Option,” in an amount to be determined, (iii) a base salary of not less than $355,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 35% of the base salary, at the discretion of the Board of Directors. Mr. Finizio will receive employee benefits, vacation, and other perquisites as may be determined from time to time and an automatic renewal option for one additional year. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Finizio is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by Mr. Finizio upon a 14 calendar day prior notice, (iv) involuntary termination by our company without cause with 60-day notice (or 90-day notice when termination is due to the non-extension of the employment term by our company), (v) termination for cause, and (vi) termination for good reason wherein Mr. Finizio will have 90 days from the date of notice to terminate his employment.

John C.K. Milligan, IV has a three year employment agreement that commenced on November 8, 2012, which calls for (i) a Time-Based Option granted and issued on the Date of Grant to purchase 800,000 shares of our common stock with the exercise price equal to $3.00, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a Performance-Based Option in an amount to be determined, (iii) a base salary of not less than $288,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 30% of the base salary, at the discretion of the Board of Directors. Mr. Milligan will receive employee benefits, vacation, and other perquisites as may be determined from time to time and an automatic renewal option for one additional year. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Milligan is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by Mr. Milligan upon a 14 calendar day prior notice, (iv) involuntary termination by our company without cause with 60-day notice or (90-day notice when termination is due to the non-extension of the employment term by our company), (v) termination for cause, and (vi) termination for good reason wherein Mr. Milligan shall have 90 days from the date of notice to terminate his employment. The employment agreement contains standard provisions for confidentiality and noncompetition.

Daniel A. Cartwright has a three year employment agreement that commenced November 8, 2012, which calls for (i) a Time-Based Option granted and issued on the Date of Grant to purchase 700,000 shares of our common stock with the exercise price equal to $3.00, with the underlying shares vesting annually over three years on the anniversary of the employment date, (ii) the right to receive a Performance-Based Option in an amount to be determined, (iii) a base salary of not less than $257,100 per year, and (iv) an annual short-term incentive compensation bonus of up to 30% of the base salary, at the discretion of the Board of Directors. Mr. Cartwright will receive employee benefits, vacation, and other perquisites as may be determined from time to time and an automatic renewal option for one additional year. Conditions of termination call for (i) termination immediately upon death, (ii) termination upon a disability in which Mr. Cartwright is unable to perform his duties for more than 180 total calendar days during any 12-month period, (iii) voluntary termination by Mr. Cartwright upon a 14 calendar day prior notice, (iv) involuntary termination by our Company without cause with 60-day notice or (90-day notice when termination is due to the non-extension of the employment term by our company), (v) termination for cause, and (vi) termination for good reason wherein Mr. Cartwright will have 90 days from the date of notice to terminate his employment. The employment agreement contains standard provisions for confidentiality and noncompetition.

Potential Payments Upon Termination or Change in Control

We have employment agreements with certain of our executive officers as described above. The arrangements reflected in these employment agreements are designed to encourage the officers’ full attention and dedication to our company currently and, in the event of any proposed change of control, provide these officers with individual financial security. The employment agreements provide for specified payments and benefits only upon a qualifying termination of employment as described below.

Termination by Us Without Good Cause or by Executive with Good Reason - No Change in Control

Pursuant to each of the employment agreements, in the event of termination of the executive’s employment without “cause” or resignation by the executive for “good reason” (as each term is defined in the employment agreements), the executive would be entitled to (i) the sum of his base salary and target bonus for the fiscal year in which such termination of employment occurs, (ii) a continuation of welfare benefits for a period of one year after such termination, and (iii) amounts accrued but unpaid at the time of termination. Additionally, all outstanding equity awards that vest solely on the passage of time held by such executives would immediately vest in full for each of Messrs. Finizio, Milligan, and Cartwright.

Termination or Resignation in Connection with a Change in Control

In the event of termination of the executive’s employment without “cause” or resignation by the executive for “good reason” (as each term is defined in the employment agreements), following the date of the announcement of a transaction that leads to a change in control and up 12 months following the date of the change in control, in addition to those payments and benefits provided to salaried employees generally, including amounts accrued but unpaid at the time of termination,

•	Messrs. Finizio and Milligan would be entitled to (i) the sum of their respective base salary and target bonus for the fiscal year in which such termination of employment occurs, (ii) a continuation of welfare benefits for a period of one year after such termination, and (iii) all other rights and benefits the executive is vested in, pursuant to other plans and programs of our company, and

•	Mr. Cartwright would be entitled to (i) an amount equal to 150% of his base salary and target bonus for the fiscal year in which such termination of employment occurs, (ii) a continuation of welfare benefits for a period of 18 months after such termination, and (iii) all other rights and benefits the executive is vested in, pursuant to other plans and programs of our company.

Additionally, all outstanding long-term incentive awards and warrants would immediately vest in full for each of Messrs. Finizio, Milligan, and Cartwright.

Termination by Reason or Death or Disability

In the event of termination of the executive’s employment by reason of his death or “disability” (as such term is defined in the employment agreements), in addition to those payments and benefits provided to salaried employees generally, including amounts accrued but unpaid at the time of termination, each of the executives would be entitled to (i) a pro-rated target bonus for the fiscal year in which such termination of employment occurs, (ii) immediate vesting of all outstanding equity awards, and (iii) all other rights and benefits the executive is vested in, pursuant to other plans and programs of our company.

The tables below reflect the amount of compensation to certain of our named executive officers, assuming termination of such executive’s employment without cause or for good reason or following a change in control of our company on December 31, 2014. Other than the payments and benefits that are provided to salaried employees generally, Mr. Krassan and Michael Donegan were not eligible to receive any payments or benefits if his employment was terminated at December 31, 2014. Other than as set forth below, no amounts will be paid to our named executive officers in the event of termination.

Robert G. Finizio

Executive Benefits and Payments	Termination Without Good Cause or with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$949,962	(1)	$949,962	(1)	$385,000	(2)
Equity awards(3)	—		—		—
Other	—		—		—

John C.K. Milligan, IV

Executive Benefits and Payments	Termination Without Good Cause or with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$482,401	(1)	$482,401	(1)	$122,500	(2)
Equity awards(3)	$386,667		$386,667		$386,667
Other(4)	$5,100		$5,100		$5,100

Daniel A. Cartwright

Executive Benefits and Payments	Termination Without Good Cause or Resignation with Good Reason (Not in Connection with a Change in Control)		Termination Without Good Cause or Resignation with Good Reason Following a Change in Control		Termination by Reason of Death or Disability
Cash severance	$478,129	(1)	$650,629	(1)	$120,750	(2)
Equity awards(3)	$643,583		$643,583		$643,583
Other	—		—		—

(1)	Consists of payments due to executive for (i) base salary, (ii) target bonus, and (iii) health and welfare benefits.
(2)	Consists of payment due to executive for a pro-rated target bonus.
(3)	Represents the market value of unvested equity awards that would become fully vested upon a termination without cause, resignation for good reason, or in connection with a change in control.
(4)	Represents the amount payable for a car allowance.

Nonqualified Deferred Compensation

We do not offer any deferred compensation plans for any of our named executive officers.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

Our amended and restated articles of incorporation and bylaws provide that we may indemnify to the full extent of our power to do so, all directors, officers, employees, and/or agents. The effect of this provision in the amended and restated articles of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Nevada law.

Insofar as indemnification by our company for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to officers and directors of our company pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2014, the following table shows the number of securities to be issued upon exercise of outstanding options under equity compensation plans approved by our stockholders, which plans do not provide for the issuance of warrants or other rights.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options (a)		Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	16,792,443	(1)	$1.88	15,253,715	(2)
Equity Compensation Plans Not Approved by Stockholders	—		—	—

(1)	Represents 14,823,969 shares issuable under the 2009 Long Term Incentive Compensation Plan, as amended, or the 2009 Plan, and 1,968,474 shares issuable under the 2012 Plan.
(2)	Represents 7,253,715 shares available for future issuance under the 2009 Plan and 8,000,000 shares available for future issuance under the 2012 Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Policy Relating to Related Party Transactions

We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Nevada law. Generally, our Board of Directors as a whole determines whether a director or officer has a direct or indirect (i.e., any) financial interest in a transaction deemed material based upon our Code of Conduct and Ethics and Nevada law. From time to time, our Audit Committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our Board of Directors and our executive officers. The policy with respect to such transactions is provided in our company’s Code of Conduct and Ethics.

Related Party Transactions

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2014, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Plato and Associates, LLC Credit Line

On January 31, 2013, we issued a Multiple Advance Revolving Credit Note, or the Note, to Plato and Associates, LLC, or Plato, an entity solely owned by Robert J. Smith, one of our principal stockholders as of December 31, 2013. The Note allows us to draw down funding up to the $10 million maximum principal amount, at a stated interest rate of 6% per annum. Plato was able to make advances to us from time to time under the Note at our request, which advances were of a revolving nature. Interest payments were due and payable on a quarterly basis, commencing on April 10, 2013, and the principal balance outstanding under the Note, together with all accrued interest and other amounts payable under the Note, was due and payable on February 24, 2014. As additional consideration for the Note, we issued to Plato a warrant to purchase 1,250,000 shares of our common stock at an exercise price $3.20 per share. This warrant vested and became exercisable on October 31, 2013 and may be exercised any time after that date prior to its January 31, 2019 expiration date. On each of February 25 and March 13, 2013, $200,000 was drawn against the Note. On March 21, 2013, we repaid $401,085, including accrued interest, and there was no balance outstanding under the Revolving Credit Note as of February 24, 2014 when it expired.

Sale of Securities in Secondary Public Offering

In connection with an underwritten secondary public offering in March 2014, Messrs. Finizio, Milligan, Bernick, and Segal, all of which are directors of our company and all, except Mr. Segal, are officers of our company, sold an aggregate of 1,786,733 shares of our common stock to the public for $7.10 per share, less an underwriting discount of $0.402925. In addition, Messrs. Finizio, Milligan, and Bernick granted to the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of our common stock.

Agreements with Pernix Therapeutics, LLC

Cooper C. Collins, a director of ours, served as Chief Strategy Officer of Pernix from May 2013 until April 2014, as its President and Chief Executive Officer from March 2010 until May 2013, and as a director from March 2010 until February 2014. From time to time, we have entered into agreements with Pernix Therapeutics, LLC, a subsidiary of Pernix, in the normal course of business. All such agreements are reviewed by independent directors of our company or a committee consisting of independent directors of our company. At December 31, 2014, 2013, and 2012, there were amounts due Pernix of approximately $46,000, $46,000, and $308,000 outstanding, respectively. Additionally, there were amounts due to us from Pernix for legal fee reimbursement relating to a litigation matter pursuant to a license and supply agreement in the amount of $249,981 for each of the years ended December 31, 2014 and 2013.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

April , 2015	Respectfully submitted,

Cooper C. Collins, Chairman
Tommy G. Thompson

DIRECTOR COMPENSATION

We compensate our directors with a combination of cash and equity. Each director receives an annual base cash retainer of $50,000 for such service and an annual grant of stock options to purchase 45,000 shares of our common stock. We also reimburse our directors for reasonable expenses related to attendance at Board of Directors and committee meetings.

In addition, the chairperson of our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee each receive an annual stock option grant to purchase 25,000 shares of our common stock. During 2014, Jules Musing received an additional stock option grant to purchase 250,000 shares of our common stock that will vest over a four year period for consulting services.

The following table and accompanying footnotes detail compensation paid to our directors for services rendered for the year ended December 31, 2014. Messrs. Finizio’s and Milligan’s compensation is described above under “Executive Compensation.” Messrs. Carroll and Russell did not serve as directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)(3)	All Other Compensation		Total
Brian A. Bernick, M.D.	$50,000	$139,099	$200,000	(4)	$389,099
Cooper C. Collins	$50,000	$216,377	—		$266,377
Robert V. LaPenta, Jr.	$50,000	$216,377	—		$266,377
Tommy G. Thompson	$50,000	$216,377	—		$266,377
Nicholas Segal	$50,000	$139,099	—		$189,099
Jules A. Musing	$50,000	$953,844	—		$1,003,844
Randall Stanicky(5)	—	—	—		—

(1)	The valuation methodology used to determine the fair value of the options granted during the year was the Black-Scholes-Merton option-pricing model, an acceptable model in accordance with ASC 718. The Black-Scholes-Merton model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the weighted average expected life of the options. For further information, see “Note 10 – Stockholders’ Equity” included in the financial statements included in our Annual Report on Form 10-K.
(2)	Stock options depicted in the table above were granted to directors for serving on our Board of Directors and vested on December 31, 2014.
(3)	On December 31, 2014, each of the directors listed in the “Director Compensation” table had the following number of option awards outstanding: Dr. Bernick (1,757,910), Mr. Collins (220,000), Mr. Thompson (607,500), Mr. Segal (237,057), Mr. Musing (345,000), Mr. Stanicky (0), and there were no forfeiture of stock options by any of such directors in fiscal 2014.
(4)	Consists of compensation received by Dr. Bernick for his services as an officer of our company.
(5)	Mr. Stanicky received no compensation for serving on our Board of Directors in 2014 but the company did make a donation to the Children’s Tumor Foundation, of which Mr. Stanicky is a director, for $100,000.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of independent directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NYSE MKT listing standards.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor and any internal audit function. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the SEC, and rules of the NYSE MKT.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by the guidelines of the SEC, the Sarbanes-Oxley Act of 2002, Statement on Auditing Standards No. 61, as amended, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings in 2014.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

April , 2015	Robert V. LaPenta, Jr., Chairman
Nicholas Segal
Cooper Collins

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2014, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 22, 2015, by the following:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of April 22, 2015. Shares issuable pursuant to stock options, warrants, and convertible securities are deemed outstanding for computing the percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TherapeuticsMD, Inc., 6800 Broken Sound Parkway NW, Third Floor, Boca Raton, Florida 33487.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent(1)
Executive Officers and Directors:
Robert G. Finizio(2)	23,186,443	13.33%
John C.K. Milligan, IV(3)	8,910,565	5.09%
Daniel A. Cartwright(4)	1,251,666	*
Mitchell L. Krassan(5)	879,658	*
Michael Donegan(6)	25,000	*
Brian Bernick, M.D.(7)	8,615,281	4.96%
Tommy G. Thompson (8)	1,265,757	*
J. Martin Carroll	—	—
Cooper C. Collins(9)	240,000	*
Robert V. LaPenta, Jr. (10)	230,000	*
Jules A. Musing (11)	117,400	*
Angus C. Russell	—	—
Nicholas Segal (12)	832,019	*
All executive officers and directors as a group (13 persons)(13)	45,553,789	26.18%

5% Stockholders:
Wellington Management Group LLP(14)	21,853,582	12.73%
FMR LLC(15)	19,640,071
Robert J. Smith(16)	13,296,796	7.57%
The Bank of New York Mellon Corporation(17)	9,938,994	5.79%

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Applicable percentage of ownership is based on shares of common stock outstanding as of April 22, 2015, as adjusted for each stockholder.

(2)	Includes (i) 2,091,384 shares issuable to Mr. Finizio upon the exercise of vested stock options, and (ii) 179,000 shares issuable to Mr. Finizio upon the exercise of a vested warrant.
(3)	Represents (i) 2,392,187 shares held by John C.K. Milligan Revocable Trust U/A 08/10/2009, as amended 11/22/2011, or the Trust, (ii) 1,492,419 shares held by Goldman Sachs & Co f/b/o John Milligan IRA, (iii) 1,500,000 shares held indirectly by Mr. Milligan through a grantor-retained annuity trust, (iv) 3,035,587 shares issuable to Mr. Milligan upon the exercise of vested stock options, and (v) 240,372 shares issuable to Mr. Milligan upon the exercise of vested warrants. Mr. Milligan serves as the trustee and is the beneficiary of the Trust.
(4)	Represents (i) 651,666 shares issuable to Mr. Cartwright upon the exercise of vested stock options, and (ii) 600,000 shares issuable to Mr. Cartwright upon the exercise of a vested warrant.
(5)	Represents 879,658 shares issuable to Mr. Krassan upon the exercise of vested stock options.
(6)	Represents 25,000 shares issuable to Mr. Donegan upon the exercise of vested stock options
(7)	Represents (i) 6,495,999 shares held by BF Investment Enterprises, Ltd., or BF Investment, (ii) 297,000 shares held by Dr. Bernick and Beth Familant, as tenants by the entirety, (iii) 3,000 shares held by BF Management, LLC, or the GP, a general partner of BF Investment, (iv) 1,757,910 shares issuable to BF Investment upon the exercise of vested stock options, and (v) 61,372 shares issuable to BF Investment upon the exercise of a vested warrant. Dr. Bernick serves as the Manager of the GP and holds (x) together with his wife as tenants by the entirety, a 70.6% membership interest in the GP, (y) together with his wife as tenants by the entirety, a 73% limited partner interest in BF Investment, and (z) in the aggregate, with his spouse in their individual capacities, a 3.272% limited partner interest in BF Investment. Accordingly, Dr. Bernick may be deemed to beneficially own the shares owned by BF Investment and the GP. Dr. Bernick disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
(8)	Represents (i) 656,500 shares held by Thompson Family Investments, LLC, an entity solely owned by Thompson Family Holdings, LLC, an entity solely owned by Mr. Thompson, of which 600,000 shares have been pledged to secure obligations under a promissory note, (ii) 555 shares held by Mr. Thompson, (iii) 1,202 shares held indirectly by Thompson Family Holdings and (iv) 607,500 shares issuable to Mr. Thompson upon exercise of vested stock options.
(9)	Includes (i) 20,000 shares held by Mr. Collins directly and 220,000 shares issuable to Mr. Collins upon the exercise of vested stock options.
(10)	Includes (i) 5,000 shares held by Mr. LaPenta, Jr. directly, (ii) 5,000 held indirectly by trusts for Mr. LaPenta’s minor children and (iii) 220,000 shares issuable to Mr. LaPenta, Jr. upon the exercise of vested stock options.
(11)	Includes (i) 22,400 shares held directly by Mr. Musing and (ii) 95,000 shares issuable to Mr. Musing upon the exercise of vested stock options.
(12)	Represents (i) 215,485 shares held directly by Mr. Segal, (ii) 237,057 shares issuable to Mr. Segal upon the exercise of vested stock options, (iii) Mr. Segal’s aggregate direct and indirect pro rata portion (146,560 shares) of the shares held by Seavest Capital Ventures, LLC, or Seavest, (iv) Mr. Segal’s pro rata portion (225,809 shares) of the shares held by Fourth Generation Private Equity Partners, or Fourth Generation, and (v) Mr. Segal’s pro rata portion (7,108 shares) of the shares issuable to Fourth Generation upon the exercise of a vested warrant. Mr. Segal (x) directly holds an 11.5811% interest in Fourth Generation, (y) directly holds a 4.995% interest in Seavest, and (z) indirectly holds a 4.165% interest, through his ownership interest in Fourth Generation, in Seavest. Mr. Segal does not have voting or dispositive power over the shares held by Fourth Generation and Seavest. Richard Segal, in his official capacity, exercises sole voting and dispositive power over the shares held by Fourth Generation. Seavest Inc., as the manager of Seavest, exercises sole voting and dispositive power over the shares held by Seavest. Seavest Inc. is governed by a board of directors, with Richard Segal and Douglas Ray constituting all of the members of such board of directors.
(13)	This amount includes all shares directly and indirectly owned by all executive officers and directors and all shares issuable directly and indirectly upon the exercise of vested stock options and warrants held by our executive officers and directors.
(14)	The shares are beneficially owned by Wellington Management Group LLP, in its capacity as investment adviser, for its clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of such shares. No such client is known to have such right or power with respect to more than five percent of the class of securities. Wellington Management Group LLP has shared voting power over 15,940,870 shares and shared dispositive power over 21,853,582 shares. Wellington Management Group LLP’s address is 280 Congress Street, Boston, MA 02210. This information is based on Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2015.

(15)	FMR LLC and certain of its direct and indirect subsidiaries have sole voting power with respect to an aggregate of 129,218 shares and sole dispositive power with respect to an aggregate of 19,640,071 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information is based on Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2015.
(16)	Represents (i) 31,600 shares held directly by Mr. Smith, (ii) 5,550,410 shares held by Plato and Associates, LLC, (iii) 1,432,228 shares held by Energy Capital, LLC, (iv) 1,981,730 shares held by Jo Cee, LLC, and (v) 3,950,000 shares issuable to Plato and Associates, LLC upon the exercise of vested warrants. Mr. Smith has sole voting and dispositive power over all such shares. Mr. Smith’s address is 13650 Fiddlesticks Boulevard, Suite 202-324, Ft. Myers, FL 33912. This information is based on Amendment No. 1 to Schedule 13D filed with the SEC on November 27, 2013.
(17)	The Bank of New York Mellon Corporation, or Mellon, and certain of its direct and indirect subsidiaries have sole voting power with respect to an aggregate of 9,637,429 shares and sole dispositive power with respect to an aggregate of 9,938,994 shares. The address of Mellon is One Wall Street, 31st Floor, New York, New York 10286. This information is based on a Schedule 13G filed with the SEC on February 9, 2015.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during our last completed fiscal year), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 14. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis section included in this proxy statement and the executive-related compensation tables for more information.

Base Salaries. We target base salaries at levels that enable us to attract, motivate, and retain highly qualified executives with base salaries generally set at levels below those of our peer companies, taking into account we are in the early stages of our corporate development and the possibility of the receipt by our executives of formal performance-based incentive bonuses. The base salaries for our Chief Executive Officer, President, and Chief Financial Officer for fiscal 2014 were generally below the market 25th percentile, based on comparably sized peer companies.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to develop and maintain a meaningful ownership position in our common stock. Among other factors, the amount of stock-based awards granted takes into account stock-based awards previously granted to an individual. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock. Historically, our stock-based compensation has been through the grant of stock options. Stock based compensation typically vests over a period of multiple years to encourage executive retention and emphasize long-term performance and may also include specific performance metrics to be earned.

Independent Compensation Consultant. From time to time, the Compensation Committee retains and works closely with leading independent executive compensation firms in the design and implementation of its annual executive compensation program, including a review of our company’s compensation against that of peer companies. Compensation firms provide no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2014, as disclosed in the Compensation Discussion and Analysis section, compensation tables, and narrative discussion set forth in this proxy statement.

Vote Required

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

On March 25, 2015, the Audit Committee of our Board of Directors unanimously voted to dismiss Rosenberg Rich Baker Berman & Company, or RRBB, as our independent registered public accounting firm, and to engage Grant Thornton as our independent registered public accounting firm for the 2015 fiscal year. We notified RRBB of its dismissal on March 26, 2015 and engaged Grant Thornton effective March 30, 2015.

RRBB’s reports on our financial statements for each of the fiscal years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During our fiscal years ended December 31, 2014 and December 31, 2013, and through the date of dismissal, there were no disagreements with RRBB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of RRBB, would have caused RRBB to make reference to the subject matter of the disagreement in connection with its report.

During the fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent period through the date of dismissal, there have been no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

During the fiscal years ended December 31, 2014 and December 31, 2013 and the subsequent period to the date of its engagement, neither we nor anyone acting on our behalf has consulted with Grant Thornton regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided to us that Grant Thornton concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We anticipate that representatives of Grant Thornton will be present at the 2015 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions. We do not anticipate that representatives of RRBB will be present at the 2015 Annual Meeting of Stockholders.

Our Audit Committee recommends that stockholders vote in favor of the ratification of the appointment of Grant Thornton to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2015. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Aggregate fees billed to our company for the fiscal years ended December 31, 2014 and 2013 by RRBB were as follows:

	2014	2013
Audit Fees	$174,636	$173,420
Audit-Related Fees	$0	$0
Tax Fees	$0	$10,000
All Other Fees	$0	$0

Audit fees consist of fees associated with the annual audit, including the audit of the effectiveness of internal control over financial reporting, the reviews of our quarterly reports, and other filings with the SEC. Tax fees included the preparation of our tax returns.

Audit Committee Pre-Approval Policies and Procedures

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval, or adopting procedures for pre-approval, of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by RRBB described above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies. All of the hours spent by RRBB in auditing our financial statements for the fiscal year ended 2014 were attributed to work performed by RRBB’s full-time, permanent employees.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of Grant Thornton LLP to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2015 will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

PROPOSAL FOUR

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 250,000,000 SHARES TO 350,000,000 SHARES

Background

Our Board of Directors has approved an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock from 250,000,000 shares to 350,000,000 shares, as more fully described below, and recommended that such amendment be submitted to our stockholders for approval. We currently have authorized 250,000,000 shares of common stock, par value of $0.001 per share, of which          shares were outstanding as of April 22, 2015. Also as of April 22, 2015, we are required to reserve          shares of common stock for issuance under the 2009 Plan and          shares of common stock for issuance under the 2012 Plan, and         shares of common stock for issuance pursuant to outstanding warrants not issued under such plans. Our Board of Directors believes it is in our best interest and the best interest of our stockholders to amend our amended and restated articles of incorporation to increase the number of authorized shares of our common stock to 350,000,000 shares.

Purposes of the Amendment

The principal purpose of the proposed increase in the number of authorized shares of our common stock is to provide us greater flexibility with respect to our capital structure in the event that our Board of Directors determines that it is necessary or appropriate to issue shares of common stock in connection with future activities, including financings, other strategic transactions, mergers and acquisitions, stock dividends or splits, employee and director benefit plans and other corporate purposes. Our Board of Directors has determined that having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. Our Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. Our Board of Directors does not presently intend to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment, unless otherwise required by applicable law or regulations. Opportunities frequently arise that require prompt action and our Board of Directors believes that the delay necessitated by seeking stockholder approval of a specific issuance could be to the detriment of our company and our stockholders.

Principal Effects of Increase in Number of Authorized Shares of Common Stock

Our stockholders will not realize any dilution in their voting rights as a result of the increase in the number of authorized shares of common stock, but will experience dilution in their voting rights to the extent additional shares are issued. The issuance of significant numbers of additional shares of our common stock in the future (i) will dilute each stockholder’s percentage ownership and (ii) if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares. When issued, the additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of our common stock currently authorized and outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of our common stock voted in an election of directors can elect all of our directors. The holders of our common stock are entitled to receive dividends when, as, and if declared by our Board of Directors out of legally available funds. We have never paid cash dividends on our shares of common stock. In the event of our liquidation, dissolution or winding up, the holders of our shares of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Since holders of our common stock have no preemptive rights, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued. Shares of authorized common stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that a purchase or change in control of our company could occur. The issuance of additional common stock could have a deterrent effect on persons seeking to acquire control. Our Board of Directors also could, although it has no present intention of so doing, authorize the issuance of shares of common stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or an amendment to our articles of incorporation would not receive the required stockholder approval. Accordingly, the power to issue additional shares of common stock could enable our Board of Directors to make it more difficult to replace incumbent directors or to accomplish business combinations opposed by the incumbent board.

The Amendment

If this amendment to our amended and restated articles of incorporation is approved by our stockholders, we will file an amendment to our amended and restated articles of incorporation with the Office of the Nevada Secretary of State as soon as practicable in order for the amendment to become effective. Our Board of Directors reserves the right, notwithstanding stockholder approval of this proposal and without further action by our stockholders, not to proceed with the amendment at any time before the effective date of the amendment to our amended and restated articles of incorporation.

The first sentence of Article IV of our amended and restated articles of incorporation currently provides as follows:

“The total number of shares of all classes of capital stock that the Corporation has the authority to issue is Two Hundred Sixty Million (260,000,000) shares of which Two Hundred Fifty Million (250,000,000) shares will be designated common stock, $0.001 par value per share (“Common Stock”) and Ten Million (10,000,000) shares will be designated preferred stock, $0.001 par value per share (“Preferred Stock”).

Our Board of Directors has approved the following amendment to Article IV, subject to approval of such amendment by the holders of our common stock in accordance with the required vote as set forth below. If this Proposal Four is approved, we will subsequently file articles of amendment to our amended and restated articles of incorporation providing that the first sentence of Article IV, set forth above, will be deleted in its entirety and replaced by the following:

“The total number of shares of all classes of capital stock that the Corporation has the authority to issue is Three Hundred Sixty Million (360,000,000) shares of which Three Hundred Fifty Million (350,000,000) shares will be designated common stock, $0.001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares will be designated preferred stock, $0.001 par value per share (“Preferred Stock”).”

Dissenters Rights

Neither Nevada law nor our amended and restated articles of incorporation or bylaws provides our stockholders with rights of appraisal or similar rights of dissenters with respect to this proposed amendment.

Vote Required

The vote required to approve the proposal to increase our authorized shares of common stock to 350,000,000 shares is the affirmative vote of a majority of the votes cast at the meeting with respect to the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250,000,000 SHARES TO 350,000,000 SHARES.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2015 must be received by us at least 120 days before the anniversary of the prior year’s proxy statement (by December 31, 2015) to be included in the proxy statement and form of proxy relating to such meeting, unless we change the date of our 2016 annual meeting by more than 30 days from June 11, 2016, in which case, stockholder proposals must be received within a reasonable time before we begin to print and send our proxy materials for the annual meeting to be held during calendar 2016. Stockholder proposals must follow the procedures outlined in Rule 14a-8 of the Exchange Act.

In addition, to submit a stockholder proposal outside of the procedures outlined in Rule 14a-8 of the Exchange Act, the stockholder proposals must be received by us at least 45 days before the anniversary of the date on which we sent out our prior year’s proxy statement (by March 15, 2016), or if we change the date of our 2016 annual meeting by more than 30 days from June 11, 2016, within a reasonable time before we send our proxy materials for the annual meeting to be held during calendar 2016. Stockholder proposals must follow the procedures outlined in Rule 14a-4 of the Exchange Act.

Stockholder proposals should be addressed and delivered to our corporate secretary at the address of our executive offices set forth in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our annual report, proxy statement, or Notice of Internet Availability of Proxy Materials and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, please contact Broadridge as described above. In addition, we will promptly deliver, upon the written or oral request to Broadridge at the address or telephone number above, a separate copy of our annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

THERAPEUTICSMD, INC. 6800 BROKEN SOUND PKWY NW, THIRD FLOOR BOCA RATON, FL 33487

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91604-P64825 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THERAPEUTICSMD, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Tommy G. Thompson	06)	Cooper C. Collins
	02)	Robert G. Finizio	07)	Robert V. LaPenta, Jr.
	03)	John C.K. Milligan, IV	08)	Jules A. Musing
	04)	Brian Bernick	09)	Angus C. Russell
	05)	J. Martin Carroll	10)	Nicholas Segal

The Board of Directors recommends you vote FOR the following proposals:										For	Against	Abstain

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2014 (say-on-pay).									☐	☐	☐

3.	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2015.									☐	☐	☐

4.	To approve an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock from 250,000,000 shares to 350,000,000 shares.									☐	☐	☐

and upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M91605-P64825

THERAPEUTICSMD, INC.
2015 Annual Meeting of Stockholders
June 11, 2015, 8:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder of THERAPEUTICSMD, INC., a Nevada corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 29, 2015, and hereby appoints Robert G. Finizio and Daniel A. Cartwright and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of THERAPEUTICSMD, INC., to be held on Thursday, June 11, 2015, at 8:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side